Exhibit 99.1

Immunovant Provides Corporate Updates and Reports Financial Results for the Fourth Quarter and Fiscal Year Ended March 31, 2025

•Immunovant’s new management team is focused on rapid clinical execution for the six announced indications for IMVT-1402, including a second potentially registrational study in Graves’ disease (GD) and a potentially registrational study in Sjögren’s disease (SjD), both expected to start in summer 2025

•Positive data from first-generation batoclimab trials in myasthenia gravis (MG) and chronic inflammatory demyelinating polyneuropathy (CIDP) demonstrated that deeper IgG reductions correlated with improved clinical outcomes across a range of assessments and timepoints suggesting a potential best-in-class efficacy profile for IMVT-1402

•Current cash balance provides runway for announced indications through GD readout expected in 2027

NEW YORK, May 29, 2025 – Immunovant, Inc. (Nasdaq: IMVT), a clinical-stage immunology company dedicated to enabling normal lives for people with autoimmune diseases, today reported corporate updates and financial results for its fourth quarter and fiscal year ended March 31, 2025.

Recent Highlights and Upcoming Milestones:

In April 2025, Immunovant announced changes to its leadership team as part of a broader strategic transition with Roivant increasing operational involvement and oversight of Immunovant. Eric Venker, M.D. was appointed as CEO of Immunovant, and Tiago Girao as CFO of Immunovant. Given the strength of its potential best-in-class profile, IMVT-1402 is being developed in six announced indications, including potentially registrational trials in Graves’ disease (GD), difficult-to-treat rheumatoid arthritis (D2T RA), myasthenia gravis (MG), chronic inflammatory demyelinating polyneuropathy (CIDP) and Sjögren’s disease (SjD), and a proof-of-concept trial in cutaneous lupus erythematosus (CLE).

In March 2025, Immunovant announced positive results from its batoclimab MG and CIDP studies. The potentially registrational study in MG met its primary endpoint of change from baseline in Myasthenia Gravis Activities of Daily Living (MG-ADL) score in the AChR+ population at week 12, with the higher dose arm achieving a 5.6-point improvement (with 74% mean IgG reduction) and the lower dose arm achieving a 4.7-point improvement (with 64% mean IgG reduction). Initial results from week 12 of the Phase 2b CIDP study demonstrated a mean improvement in the adjusted Inflammatory Neuropathy Cause and Treatment (INCAT) disability score of 1.8 across batoclimab arms and an 84% responder rate in those patients who achieved an IgG lowering greater than 70%. In both batoclimab studies, deeper IgG reductions correlated with improved clinical outcomes across a range of assessments and timepoints. Potentially registrational trials for IMVT-1402 in both MG and CIDP are actively enrolling.

In March 2025, Immunovant initiated a potentially registrational trial of IMVT-1402 in adult participants with active, anti-citrullinated protein autoantibody (ACPA) positive D2T RA and a proof-of-concept study in CLE. Both indications represent potential first-in-class and best-in-class opportunities based on positive in-class competitor data (D2T RA) and promising efficacy data from patients dosed with IMVT-1402 as part of an open-label case study program (CLE).

Immunovant plans to initiate a potentially registrational trial evaluating IMVT-1402 in SjD and a second potentially registrational trial in GD in the summer of 2025.

Immunovant expects to report batoclimab six-month remission data from the proof-of-concept study in GD in the summer of 2025 and Phase 3 thyroid eye disease (TED) data in the second half of calendar year 2025.

Financial Highlights for Fiscal Fourth Quarter Ended March 31, 2025:

Cash Position: As of March 31, 2025, Immunovant’s cash and cash equivalents totaled approximately $714 million, providing runway for announced indications through GD readout expected in 2027.

R&D Expenses: Research and development expenses were $93.7 million for the three months ended March 31, 2025, compared to $66.1 million for the three months ended March 31, 2024. The increase was primarily due to activities related to our clinical trials of IMVT-1402, including contract manufacturing costs and elevated personnel-related expenses. The increase was partially offset by lower overall costs related to our IMVT-1402 Phase 1 trial and nonclinical studies.

G&A Expenses: General and administrative expenses were $20.2 million for the three months ended March 31, 2025, compared to $14.8 million for the three months ended March 31, 2024. The increase was primarily due to higher personnel-related expenses, information technology costs, legal and other professional fees, and market research costs.

Net Loss: Net loss was $106.4 million ($0.64 per common share) for the three months ended March 31, 2025, compared to $75.3 million ($0.52 per common share) for the three months ended March 31, 2024. Net loss for the three months ended March 31, 2025 and March 31, 2024 included $11.7 million and $9.7 million, respectively, related to non-cash stock-based compensation expense.

Common Stock: As of March 31, 2025, there were 170,111,593 shares of common stock issued and outstanding.

Financial Highlights for Fiscal Year Ended March 31, 2025:

R&D Expenses: Research and development expenses were $360.9 million for the fiscal year ended March 31, 2025, compared to $212.9 million for the fiscal year ended March 31, 2024. The increase was primarily due to activities related to our clinical trials of IMVT-1402, including contract manufacturing costs, elevated personnel-related expenses, and higher overall clinical trial costs related to our batoclimab pivotal clinical trials. The increase was partially offset by lower overall costs related to our IMVT-1402 Phase 1 trial and nonclinical studies.

IPR&D Expenses: There were no acquired in-process research and development expenses for the fiscal year ended March 31, 2025. During the fiscal year ended March 31, 2024, acquired in-process research and development expenses were $12.5 million related to the achievement of development and regulatory milestones for batoclimab under the terms of the HanAll in-license agreement.

G&A Expenses: General and administrative expenses were $77.2 million for the fiscal year ended March 31, 2025, compared to $57.3 million for the fiscal year ended March 31, 2024. The increase was primarily due to higher personnel-related expenses, professional fees, information technology costs, and market research costs.

Net Loss: Net loss was $413.8 million ($2.73 per common share) for the fiscal year ended March 31, 2025, compared to $259.3 million ($1.88 per common share) for the fiscal year ended March 31, 2024. Net loss for the fiscal year ended March 31, 2025 and 2024 included $49.5 million and $41.1 million, respectively, related to non-cash stock-based compensation expense.

About Immunovant, Inc.
Immunovant, Inc. is a clinical-stage immunology company dedicated to enabling normal lives for people with autoimmune diseases. As a trailblazer in anti-FcRn technology, the Company is developing innovative, targeted therapies to meet the complex and variable needs of people with autoimmune diseases. For additional information on the Company, please visit immunovant.com.

Forward-Looking Statements
This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as "can," “may,” “might,” “will,” “would,” “should,” “expect,” “believe,” “estimate,” “design,” “plan,” "intend," and other similar expressions are intended to identify forward-looking statements. Such forward looking statements include statements regarding Immunovant’s expectations regarding the timing, design, and results of clinical trials of IMVT-1402; Immunovant’s plan to develop IMVT-1402 and batoclimab across a broad range of indications; the number and timing of potentially registrational programs and clinical trials Immunovant plans to initiate for IMVT-1402; and potential benefits of IMVT-1402’s unique product attributes and potential best-in-class and first-in-class profile. All forward-looking statements are based on estimates and assumptions by Immunovant’s management that, although Immunovant believes to be reasonable, are inherently uncertain. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that Immunovant expected. Such risks and uncertainties include, among others: Immunovant may not be able to protect or enforce its intellectual property rights; initial results or other preliminary analyses or results of early clinical trials may not be predictive final trial results or of the results of later clinical trials; the timing and availability of data from clinical trials; the timing of discussions with regulatory agencies, as well as regulatory submissions and potential approvals; the continued development of Immunovant’s product candidates, including the number and timing of the commencement of additional clinical trials; Immunovant’s scientific approach, clinical trial design, indication selection, and general development progress; future clinical trials may not confirm any safety, potency, or other product characteristics described or assumed in this press release; any product candidate that Immunovant develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all; Immunovant’s product candidates may not be beneficial to patients, or even if approved by regulatory authorities, successfully commercialized; the potential impact of global factors, such as international trade tariffs, geopolitical tensions, and adverse macroeconomic conditions on Immunovant’s business operations and supply chain, including its clinical development plans and timelines; Immunovant’s business is heavily dependent on the successful development, regulatory approval, and commercialization of IMVT-1402 or batoclimab; Immunovant is at various stages of clinical development for IMVT-1402 and batoclimab; and Immunovant will require additional capital to fund its operations and advance IMVT-1402 and batoclimab through clinical development. These and other risks and uncertainties are more fully described in Immunovant’s periodic and other reports filed with the Securities and Exchange Commission (SEC), including in the section titled “Risk Factors” in Immunovant’s Annual Report on Form 10-K filed with the SEC on May 29, 2025, and Immunovant’s subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Immunovant undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

IMMUNOVANT, INC.
Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three Months Ended March 31,		Years Ended March 31,
	2025	2024	2025	2024
Operating expenses:
Research and development	$93,652	$66,056	$360,917	$212,928
Acquired in-process research and development	—	—	—	12,500
General and administrative	20,174	14,823	77,235	57,281
Total operating expenses	113,826	80,879	438,152	282,709
Interest income	(6,889)	(8,379)	(24,732)	(24,948)
Other (income) expense, net	(1,071)	2,587	(471)	1,008
Loss before provision for income taxes	(105,866)	(75,087)	(412,949)	(258,769)
Provision for income taxes	583	232	891	567
Net loss	$(106,449)	$(75,319)	$(413,840)	$(259,336)
Net loss per common share – basic and diluted	$(0.64)	$(0.52)	$(2.73)	$(1.88)
Weighted-average common shares outstanding – basic and diluted	166,732,686	145,355,546	151,573,553	138,100,577

IMMUNOVANT, INC.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	March 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$713,971	$635,365
Accounts receivable	2,084	5,337
Prepaid expenses and other current assets	51,180	24,902
Income tax receivable	427	166
Total current assets	767,662	665,770
Operating lease right-of-use assets	98	133
Property and equipment, net	844	462
Other assets	7,618	—
Total assets	$776,222	$666,365
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$17,656	$7,155
Accrued expenses	50,748	41,300
Current portion of operating lease liabilities	98	138
Due to Roivant Sciences Ltd.	273	15
Total current liabilities	68,775	48,608
Total liabilities	68,775	48,608
Commitments and contingencies
Stockholders’ equity:
Series A preferred stock, par value $0.0001 per share, 10,000 shares authorized, issued and outstanding at March 31, 2025 and March 31, 2024	—	—
Preferred stock, par value $0.0001 per share, 10,000,000 shares authorized, no shares issued and outstanding at March 31, 2025 and March 31, 2024	—	—
Common stock, par value $0.0001 per share, 500,000,000 shares authorized, 170,111,593 shares issued and outstanding at March 31, 2025 and 500,000,000 shares authorized, 145,582,999 shares issued and outstanding at March 31, 2024	16	14
Additional paid-in capital	1,945,495	1,441,518
Accumulated other comprehensive income	1,459	1,908
Accumulated deficit	(1,239,523)	(825,683)
Total stockholders’ equity	707,447	617,757
Total liabilities and stockholders’ equity	$776,222	$666,365

Contacts:
Investors
Keyur Parekh
keyur.parekh@roivant.com

Media
Stephanie Lee
stephanie.lee@roivant.com